Exhibit 10.11

INDUSTRIAL MULTI-TENANT LEASE

THIS LEASE AGREEMENT is made and is entered into by and between PREMIER GATEWAY CENTER AT QUANTUM LLP, a Florida limited liability partnership (the “Landlord”) and VITACOST.COM, INC., a Delaware corporation (the “Tenant” or “You”).

TERMS

In consideration of the covenants and agreements herein contained, Landlord does hereby lease to you, and you do take and lease from Landlord the Premises (as hereinafter defined) for the term indicated at the rentals and upon and subject to the terms and conditions stated herein.

ARTICLE I

DEFINITIONS

The terms defined in this Article shall, for all purposes of this Lease and all future agreements which may become supplemental thereto, have the meanings herein specified.

“Adjustment Date” means the first day of the Lease Year.

“Association assessments” means, collectively, administrative assessments by the Quantum Community Development District and assessments by the Quantum Park Property Owners’ Association, Inc. or any other owners association that the land on which the Building is situated is subject to.

“Building” means the warehouse building within the Development depicted as Building Fouron the site plan attached to this Lease as Exhibit A.

“Commencement Date” means the date that the Interior Modifications have been Substantially Completed, provided, however, the Commencement Date shall be accelerated by the number of days of Tenant Delay. (See Section 3.05 for additional provisions regarding a Tenant Delay).

“Common Areas” means all access openings and roadways outside the Premises and within the exterior boundary line of the Realty, the parking areas serving the Building and landscaped areas.

“Construction Drawings” means, with respect to the Interior Modifications, mutually agreed upon plans and specifications.

“Development” means the Building together with all other land and improvements within the development known as Premier Commerce Center at Quantum. The Development is legally described as Lots 68-A, 68-B, 69, 70 and 72, QUANTUM PARK AT BOYNTON BEACH, P.I.D. PLAT NO. 9, according to the Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Palm Beach County, Florida, recorded in Plat Book 60, Pages 32 and 33, said lands situate, lying and being in Palm Beach County, Florida and being comprised of approximately 16.2677 acres on which four warehouse distribution buildings are constructed.

“Effective Date” means the date of this Lease which date shall be deemed to refer to the last date in point of time on which all parties hereto have executed this Lease.

“Environmental Law” means any federal, state, or local law, ordinance, regulation, development order, regulatory guidance or pronouncement relating to pollution or protection of the environment or public wellfields including the use, analysis, generation, manufacture, handling, storage, presence, disposal or transportation of any Hazardous Substance. The term “Environmental Law” includes any applicable best management practices for products being sold or used by you at the Premises.

“Event of Default” means (i) your failure to pay an installment of Rent when due, or any other payment or reimbursement to Landlord required herein when due if such failure continues for a period of three (3) days from the date such payment was due, provided, however, that with respect to the first two failures only during any one calendar year, an Event of Default will not exist unless you fail to make payment within three (3) days of written notice of non payment; (ii) if you fail to comply with any non-monetary term, provision or covenant of this Lease if such failure continues more than twenty (20) days after receipt of written notice to you, provided, however, if the nature of the failure is such that it cannot be reasonably cured within such twenty day period, then the twenty day period will be extended for up to an additional forty days provided that you are continuously and diligently attempting to cure such breach; (iii) if you fail to continuously operate your business at the Premises for the Permitted Use; or (iv) any other Event of Default specifically identified in this Lease.

“Exit Condition” means the Premises in good condition and repair, ordinary wear and tear excepted and damage by casually occurrence for any peril covered by insurance to be provided by Landlord under Section 12.01 excepted. Exhibit D attached hereto contains move out standards that are considered part of Exit Condition. Ordinary wear and tear excepted shall not include damage caused by forklift use or damage caused by any other machinery.

“Expiration Date” means the last day of the fifth Lease Year.

“GAAP” means generally accepted accounting principals consistently applied.

“Hazardous Substances” means pollutants, contaminants, toxic or hazardous wastes, medical waste, radioactive waste or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by any Environmental Law.

“Holdover Rent” means the sum of (i) 200% of the monthly base rent amount in effect on the termination date of this Lease (150% for the first thirty days of holdover) plus (ii) your proportionate share of Operating Costs plus (iii) all sales tax required to be collected thereon.

“Interior Buildout Cost” means the cost to design, permit and construct the Interior Modifications including any construction management fees paid by Landlord.

“Interior Modifications” means the construction work that Landlord has agreed to do as set forth in the Construction Drawings including the construction of any necessary tenant separation wall. All materials used by Landlord will be in Building standard and installed in Building standard manner and in accordance with the Construction Work Letter attached to this Lease as Exhibit C.

“Landlord’s Broker” means C.B. Richard Ellis, Inc.

“Lease” means this lease agreement including all exhibits attached hereto.

“Lease Year” means, as to the first Lease Year, the 365 day period beginning on the Rent Commencement Date (366 day period if February 29 falls within such Lease Year), provided, however, that if the Rent Commencement Date is a day other than the first day of a calendar month, then the first Lease Year shall instead be measured from the first day of the calendar month immediately following the calendar month within which the Rent Commencement Date falls. Thereafter, each succeeding Lease Year shall be the 365 day period (366 day period if February 29 falls within such period) immediately following the end of the prior Lease Year. By way of example, if the Rent Commencement Date is October 24, 2002, then each Lease Year would run from November 1 through October 31.

“Market Rent” means base rent determined with reference to the average of normal values being achieved by landlords in lease renewals entered into with private sector tenants for comparable space (i.e., the Premises in its as is condition at the time of renewal) in comparable buildings in equally desirable locations within the same market assuming operating expense and real estate passthroughs and fixed increases or consumer price index increases corresponding to those contained in this Lease. Consideration should be given to the value of any concession as may then be customary in the market for lease renewals, including, without limitation, rental abatements, cash allowances and/or credits for renewal tenant improvements over the entire renewal term. The determination of Market Rent shall be made by Landlord. Notwithstanding, you shall have the right to disagree with Landlord’s determination, and to submit your own determination of Market Rent. If Landlord does not agree with your determination, then you and Landlord shall mutually select an independent appraiser qualified to appraise commercial property and who shall have experience in the appraisal of similar properties within the referenced area. The sole function of the independent appraiser shall be to determine which among Landlord’s and your determinations of Market Rent is most correct and the decision of the independent appraiser shall be final and binding upon the parties. The cost of the independent appraiser shall be paid for equally by the parties. Notwithstanding anything herein to the contrary, Market Rent shall never be less than the base rent being paid immediately prior to the period for which the Market Rent is being determined.

“Operating Costs” means all costs and expenses paid or incurred by Landlord in operating, maintaining, repairing and managing the Realty, including, without limitation, all Taxes, Association assessments, the costs of maintaining and repairing parking lots including parking lot re-stripping, parking structures, easements, landscaping, property management fees, utility costs to the extent not separately metered, insurance premiums, depreciation of the costs of replacements or improvements to the Building but not including any Structural Repairs which are required to be capitalized under GAAP. The term “Operating Costs” does not include: (i) costs of alterations of tenants’ premises; (ii) costs of curing construction defects; (iii) interest and principal payments on mortgages, and other debt cost; (iv) real estate brokers’ leasing commissions or compensation; (v) any cost or expenditure for which Landlord is reimbursed, whether by insurance proceeds or otherwise; or (vi) the cost of any service furnished to any other occupant of the Building which Landlord does not provide to you hereunder. Notwithstanding anything contained herein to the contrary, depreciation of any capital improvements which are intended to reduce Operating Costs, or are required under any governmental laws, regulations or ordinances which were not applicable to the Building at the time it was constructed, or are recommended by the N.F.P.A. Life Safety Code, shall be included in Operating Costs. If Landlord selects the accrual method of accounting rather than the cash accounting method for Operating Costs purposes, Operating Costs shall be deemed to have been paid when such expenses have accrued. Certain of the costs of management, operation and maintenance of the Realty may be common to all of the land and buildings within the Development owned by Landlord and you consent to Landlord’s allocation of such common costs among the various buildings owned by Landlord within the Development and the amount of such common costs allocated by Landlord to the Realty shall be deemed an Operating Cost, provided that the allocation method used by Landlord is reasonable. Landlord may, in a reasonable manner, allocate insurance premiums for so-called “blanket” insurance policies which insure other properties as well as the Building and said allocated amount shall be deemed to be an Operating Cost.

“Parking Proportionate Share” means an amount of parking spaces equal to the sum of (i) the rentable square footage of the Premises multiplied by 81% and then divided by 800; plus (ii) the rentable square footage of the Premises multiplied by 19% and then divided by 300. Where such amount includes a fractional amount, such fractional amount shall be rounded down to the nearest whole number.

“Permitted Use” means the use of the Premises as a warehouse facility for the storage of vitamins and health related supplements.

“Premises” means approximately 30,278 rentable square feet of space within the Building. Exhibit B shows the approximate location of the Premises within the Building.

“Prohibited Use” means any use of the Premises that would result in required parking spaces attributable to the Premises under the applicable zoning for the Building exceeding your Parking Proportionate Share.

“Proportionate Share” means a fraction the numerator of which is the rentable area contained in the Premises and the denominator of which is the rentable area contained in the Building.

“Public Accommodation Law” means any and all applicable laws, regulations and building codes governing non-discrimination and public accommodations and commercial facilities including, without limitation, the requirements of the Americans with Disabilities Act, 42 USC 12-101 and all regulations and promulgations thereunder.

“Punch List Items” means, with respect to the Interior Modifications, details of construction and mechanical adjustment which, in the aggregate, are minor in character and do not materially interfere with your use of the Premises.

“Realty” means the land legally described in Exhibit A-l annexed hereto. The Realty is comprised of the land on which the Building is constructed, all improvements situated thereon including the Building, and the Common Areas.

“Renewal Notice” means written notice that you intend to exercise an option to extend granted to you under this Lease. A Renewal Notice, to be effective, must be received by Landlord no later than nine months prior to the Expiration Date, time being of the essence.

“Rent” means the sum of the monthly base rent plus the additional rent as provided in Section 5.02 of this Lease together with all sales tax to be collected thereon. Notwithstanding anything in the Lease to the contrary, all amounts payable by you to or on behalf of Landlord under this Lease, whether or not expressly denominated as Rent, shall constitute additional rent.

“Rent Commencement Date” means the Commencement Date.

“Restoration Period” means a two hundred (200) day period beginning on the date that the Building has been damaged or destroyed by a casually occurrence.

“Security Deposit” means the sum of $22,000 which sum shall be held by Landlord, without obligation for interest, as security for the full, timely and faithful performance of your covenants and obligations under this Lease, it being expressly agreed that the Security Deposit is not an advance rental deposit or a measure of Landlord’s damages.

“Specifications” means electrical lighting placement data, finish selections or any other information or data requested by Landlord or Landlord’s architect needed in order for Landlord’s architect to prepare any permit drawings or needed for Landlord to complete the Interior Modifications.

“Structural Repairs” means repairs and replacements to the Building’s foundations, load-bearing walls, columns and joints and replacement of roofing and roof deck.

“Substantial Completion” means the completion of the Interior Modifications, Punch List Items excepted. Substantial Completion shall be deemed to have occurred upon the issuance by the City of Boynton Beach of a certificate of completion or its equivalent (temporary or permanent) permitting you to occupy the Premises for your Permitted Use.

“Superior Mortgagee” means a bank, insurance company or other institutional lender now or hereafter holding a mortgage encumbering the Building. The current Superior Mortgagee is BankUnited, FSB.

“Taxes” means all ad valorem taxes and non ad valorem assessments, or governmental charges levied, assessed or imposed on the Realty. If at any time during the term of this Lease the present method of taxation shall be changed so that in lieu of the whole or any part of any such Taxes, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents for the Building, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term “Taxes” for the purposes hereof. If the Realty is not separately assessed, real properly taxes allocated to the Realty shall be an equitable proportion of the real property taxes for all of the land and improvements included within the tax parcel assessed. If Landlord contests any assessment of Taxes, then the term Taxes shall include the professional fees incurred by Landlord to contest such Taxes.

“Tenant’s Broker” means None.

“Tenant Delay” means, with respect to the construction of the Interior Modifications, any one or more of (i) your failure to deliver Specifications to Landlord within the time specified in Section 3.01; (ii) Your failure to approve or disapprove construction drawings within the time specified in Section 3.01; (iii) any delays in the issuance of the certificate of occupancy caused by you or your contractors, agents or employees including those subcontractors that you have requested that Landlord’s contractor retain; or (iv) your failure to pay the Tenant Share when due irrespective of whether such failure causes an actual delay.

“Tenant Share” means the portion of the Interior Buildout Cost in excess of $302,780. The initial Tenant Share shall be paid by you within ten days of determination of amount. Any increase in the Tenant Share shall be paid by you to Landlord within ten days of the determination of the amount.

“Term”, “term” or “rental term” means the primary term of this Lease. If the term of this Lease has been extended pursuant to an option granted to you under this Lease to extend the term or pursuant to any amendment to this Lease extending the term, then such extended term shall be included as part of the term.

“Transfer Premium” means all rent, additional rent or other consideration payable by an assignee or subtenant in excess of the Rent payable by you under this Lease (on a per rentable square foot basis in the case of a subletting where the subletting is for less than the entire Premises) after deducting the reasonable expenses incurred by you for (i) any changes, alterations and improvements to the Premises in connection with the assignment or subletting, including any reasonable fees or costs incurred with respect thereto; (ii) any brokerage commissions and reasonable attorney fees in connection with the assignment or subletting; or (iii) any marketing or promotional fees in connection with the assignment or subletting.

ARTICLE II

PREMISES AND COMMON AREAS

2.01 Premises. In consideration of your obligation to pay Rent and of the other terms, provisions and covenants hereof, Landlord leases the Premises to you and you lease the Premises from Landlord.

2.02 Common Areas. During the term of this Lease, you and your employees, customers, licensees and invitees shall have the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or covenants, conditions and restrictions governing the use of the Development. Landlord reserves and may exercise the following rights without affecting your obligations hereunder: (i) to make changes to the Common Areas, including, without limitation, changes in the locations, size, shape and number of driveways, entrances, roadways, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways; (ii) to close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; (iii) to restrict your use of the parking spaces included as part of the Common Areas to the extent your use of such parking spaces exceeds your Parking Proportionate Share; and/or (iv) to require you, upon reasonable, advance notice, to keep clear any truck dock areas for the purpose of enabling Landlord to have access to manhole covers and other utility facilities to clean or maintain roof drains, utility lines and utility facilities.

2.03 Landlord’s Reservation of Access, Ingress and Egress. During the term of this Lease, Landlord reserves the right, for its benefit and for the benefit of itself and Landlord’s tenants and others, to use any access openings or roadways falling within the Realty and to grant easements falling wholly or partly within the Realty for any purpose provided that the granting of any such easement does not interfere with your Permitted Use of the Premises.

ARTICLE III

CONSTRUCTION OF THE INTERIOR MODIFICATIONS

3.01 Space Plan and Construction Drawings. (a) The Space Plan and Construction Drawings will be finalized in accordance with the time line contained in this Section 3.01, and as to all time periods contained in this Section 3.01 required to be met by you, each day of delay caused by you shall be a Tenant Delay, time being of the essence. The time line is as follows:

(b) If not already done, within ten (10) business days of Landlord’s written request, you must provide Landlord with those requested Specifications necessary to enable an architect selected by Landlord to prepare a space plan for the Premises. Landlord will notify you in writing as to any deficiency in such Specifications and you will then have three (3) business days from receipt of such notice to provide Landlord with revised or supplemental Specifications that are sufficient to enable the architect to prepare the space plan. Upon your receipt of the space plan, you will have three (3) business days to review the space plan. Unless, within such three (3) business day period, you provide Landlord with written notice that the space plan is not acceptable (such written notice must specify with particularity the deficiencies in the space plan), the space plan will be deemed accepted by you.

(c) If not already done, within ten (10) business days of your receipt of written request from Landlord, from time to time made, you must provide Landlord with requested Specifications necessary for the preparation of the Construction Drawings. Upon Landlord’s receipt of all requested Specifications, Landlord will cause its architect to prepare Construction Drawings in accordance with the approved space plan. Upon your receipt of the Construction Drawings, you will have five (5) business days to review the Construction Drawings. Unless, within such five (5) business day period, you provide Landlord with written notice that the Construction Drawings are not acceptable (such written notice must specify with particularity the deficiencies in the Construction Drawings), the Construction Drawings will be deemed accepted by you.

3.02 Selection of General Contractor. The approved general contractor to construct the Interior Modifications is Global Construction Associates LLC (“Global”). The construction contract to be entered into between Global and Landlord will require that Global competitively bid all major subcontracts and that the overhead and profit to be charged by Global will be ten percent (10%). For these purposes, major subcontracts means the subcontracts for drywall, acoustical ceiling, painting, flooring, HVAC, plumbing and electric. No later than the date that the space plan is finalized, you will provide Landlord with a written list of any subcontractors to whom you specifically want Global to seek a competitive bid from. Unless Landlord provides you with an objection notice as to any particular identified subcontractor (which notice must state with specificity the reason for objection), Landlord will instruct Global to include the named subcontractor as part of the competitive bidding. Upon receipt of the bids from the major subcontractors, Landlord will review with you the projected Interior Buildout Cost. Landlord will then enter into a construction contract with Global and then make application for, and pursue the issuance of the building permit required for the construction of the Interior Modifications.

3.03 Commencement of Construction. Upon receipt of the building permit, Landlord will then pursue to completion the construction of the Interior Modifications. Landlord will construct the Interior Modifications substantially in accordance with the Construction Drawings within reasonable construction tolerances and in accordance with all applicable laws, codes and ordinances.

3.04 Notification of Substantial Completion. Landlord will notify you in writing as soon, as Landlord has received a certificate of occupancy for the Premises. The taking of possession of the Premises by you shall be deemed conclusively to establish that the Landlord has completed all work required to be performed by Landlord to get the Premises ready for your occupancy and that the Premises are in good and satisfactory condition, as of when possession, was so taken, Punch List Items excepted. Punch List Items must be compiled by you and submitted to Landlord within five (5) days of the date of Substantial Completion. Except as otherwise expressly set forth in this Lease, you acknowledge that no representations as to the repair or improvement of the Premises or the Development have been made by Landlord.

3.05 Tenant Set Up Work. As soon as is practical after the Construction Drawings have been finalized, Landlord will provide you with a copy of Landlord’s initial construction schedule and thereafter, any revisions or updates to the construction schedule. You shall coordinate with Landlord the scheduling of any Tenant Set Up Work (as hereinafter defined) and subject to the terms and conditions of this Section, Landlord will grant access to the Premises to you and to your representatives and contractors, prior to the Commencement Date, to enable you to perform the Tenant Set Up Work. No such early access shall be deemed to be an acceptance of the Premises by you. Tenant Set Up Work means (i) your installation of telephone and computer lines, provided, however, any such installation in the office portion of the Premises must be done before Landlord commences the installation of a drop ceiling; and (ii) your installation of racking in the warehouse portion of the Premises, provided, however, that no such racking may be installed by you until such time as you have received from the City of Boynton Beach (the “City”) a racking permit. Early access to the Premises under this Section is subject to the requirement that you do not interfere with Landlord’s construction of the Interior Modifications and that such early access does not delay the Substantial Completion of the Interior Modifications. Your contractors, subcontractors and labor shall be reasonably approved by Landlord and shall be subject to the administrative supervision of Landlord’s construction manager. All Tenant Set Up Work shall conform to and comply with any and all local and state building codes, ordinances and the N.F.P.A. Life Safely Code.

3.06 Landlord’s Inability To Complete Interior Modifications Due To Tenant Delay. If Landlord cannot Substantially Complete the Interior Modifications as a result of a Tenant Delay, Landlord may, at its sole and absolute discretion, complete so much of the Interior Modifications as may be practical under the circumstances and, by written notice to you, establish the Commencement Date as the date of such partial completion, subject to any accelerations due to any Tenant Delay, or if you have not cured such Tenant Delay within thirty days of Landlord’s written notice to you advising of the Tenant Delay and specifying that Landlord has available the remedy of the right to terminate, then Landlord, in Landlord’s sole and absolute discretion, may elect to terminate the Lease in which case you shall be liable for, as liquidated damages, all design, permitting and construction costs expended by Landlord through the date of termination together with Rent that would have been paid for the first Lease Year. In order to claim accelerations due to a Tenant Delay, Landlord must provide you with written notice no later than ten business days following the event giving rise to the claimed Tenant Delay and specifying the number of days of acceleration caused by the Tenant Delay.

ARTICLE IV

TERM

4.01 Primary Term. The primary term of this Lease shall begin on the Commencement Date and the primary term of this Lease shall end on the Expiration Date. After the Commencement Date, you shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises. After the Commencement Date and at the request of either party, the parties will enter in to a Clarification of Lease Terms which will set forth the Commencement Date, Rent Commencement Date, Expiration Date, and post office address for the Premises assigned by the City of Boynton Beach, if not already stated in the definition of the Premises.

4.02 Holding Over. If Landlord agrees in writing that you may hold over after the expiration or termination of this Lease, unless the parties hereto otherwise agree in writing on the terms of such holding over, the hold over tenancy shall be subject to termination by either party upon not less than thirty (30) days advance written notice, and all of the other terms and provisions of this Lease shall be applicable during that period, except that you shall pay Landlord from time to time upon demand, as rental for the period of any hold over, an amount equal to the Holdover Rent, computed on a daily basis for each day of the hold over period. If Landlord does not consent to your holdover, then you shall also pay to Landlord all damages sustained by Landlord resulting from such unconsented to holdover. No holding over by you, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided. The preceding provisions of this paragraph shall not be construed as consent for you to hold over.

4.03 Option to Extend. Landlord reserves the right to refuse to allow you the option of extending the term of this Lease if you or a permitted assignee or sublessee are not occupying and doing business from the Premises (other than as a result of casualty) at the time an option to extend is exercised or at the time an extended term commences or if you are in default under the Lease beyond the expiration of the applicable grace period, if any, either at the time the option to extend is exercised or at the time the extended term commences or if you fail to timely provide Landlord with the Renewal Notice. Subject to the foregoing, Landlord grants to you the option to extend the term of this Lease for a five year extended term (the “First Extended Term”), the First Extended Term to begin on the day after the end of the primary term of this Lease. To effectively exercise your First Extended Term option, you must timely provide the Landlord with the Renewal Notice. If Landlord does not timely receive the Renewal Notice, time being of the essence, you shall not be entitled to exercise your First Extended Term option.

ARTICLE V

RENT

5.01 Base Rent. You agree to pay to Landlord base rent for the Premises for the entire primary term hereof beginning on the Rent Commencement Date, at the initial rate of $15,139.00 a month, provided, however, that if the Rent Commencement Date is a day other than the first day of a calendar month, then for the initial partial month, you agree to pay a per diem base rental of $504.63 a day for each day of the partial month beginning on the Rent Commencement Date and ending on the last day of the partial month in which the Rent Commencement Date falls. On each Adjustment Date falling within the primary term or an extended term of this Lease beginning with the Adjustment Date corresponding with the first day of the second Lease Year, the monthly base rent amount shall increase to 103% of the monthly base rent amount then in effect immediately prior to such Adjustment Date. If you exercised an Extended Term option, then you agree to pay to Landlord monthly base rent for the Premises, in advance, without demand, deduction or set off, for the entire Extended Term at an initial rate equal to Market Rent. On each Adjustment Date falling within the Extended Term beginning with the Adjustment Date corresponding to the first day of the second Lease Year of the Extended Term, the monthly base rent amount shall increase to 104% of the monthly base rent amount then in effect immediately prior to such Adjustment Date.

5.02 Additional Rent for Tenant’s Proportionate Share of Operating Costs. Beginning on the Commencement Date and continuing during the primary and any extended term of this Lease, you agree to pay to Landlord as additional rent, your Proportionate Share of Operating Costs. Any payments with respect to any partial calendar year in which the term commences or ends shall be prorated. You agree to pay $5,550.97 per month as an estimated amount for Operating Costs. Landlord may, at any time, deliver to you its estimate (or revised estimate) of such additional amounts payable under this Section for each calendar year. On or before the first day of the next month and on or before the first day of each month thereafter, you shall pay to Landlord as additional rent such amount as Landlord reasonably determines to be necessary to bring and keep you current. As soon as practicable after the close of each calendar year, Landlord shall deliver to you a statement showing the total amount payable by you under this Article. If such statement shows an amount due from you that is less than the estimated payments previously paid by you, it shall be accompanied by a refund of the excess to you or at Landlord’s option the excess shall be credited against the next monthly installment of Rent. If such statement shows an amount due from you that is more than the estimated payments paid by you, you shall pay the deficiency to Landlord, as additional rent, which payment shall be due within thirty (30) days after the date of Landlord’s statement to you. You or your representatives shall have the right after seven (7) days prior written notice to Landlord to examine Landlord’s books and records of Operating Costs during normal business hours within thirty (30) days following the furnishing of the statement to you. Unless you take written exception to any item within thirty (30) days following the furnishing of the statement to you (which item shall be paid in any event), such statement shall be considered as final and accepted by you. The taking of exception to any item shall not excuse you from the obligation to make timely payment based upon the statement as delivered by Landlord.

5.03 Sales Tax. With each installment of Rent, you shall pay to Landlord all sales taxes due thereon.

5.04 Time For Payment of Rent. The first month’s Rent shall be paid no later than thirty (30) days prior to the Commencement Date. Thereafter, each monthly installment of Rent shall be due and payable on or before the first day of the calendar month for which such Rent is payable. Rent shall be payable without demand, deduction or right of set off.

5.05 Place for Payment. All Rent and other payments required to be made by you to Landlord shall be payable to: Premier Gateway Center at Quantum LLP or to such other entity at the such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Notwithstanding anything herein to the contrary, if the Building is encumbered by an assignment of leases and rents made by Landlord and recorded in the Public Records of the County in which the Building is located, then upon the written demand of the lender named in such assignment of leases and rents or the successor in interest to such lender (hereinafter the “Lender”), you agree to pay all Rent and other payments required to be made by you hereunder to such Lender and Landlord agrees that you will be credited by Landlord for any payments so made.

5.06 Accord and Satisfaction. Payment by you or receipt by Landlord of a lesser amount than the Rent herein stipulated or any other rent required to be paid by you hereunder may be, at

Landlord’s sole option, deemed to be on account of the earliest due stipulated Rents or other rent, or deemed to be on account of Rent or other rent owing for the current period only, notwithstanding any instructions by or on your behalf to the contrary, which instructions shall be null and void, and no endorsement or statement on any check or any letter accompanying any check payment as Rent or other rent shall be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or other rent or pursue any other remedy in this Lease against you.

ARTICLE VI

SECURITY DEPOSIT

You agree to deposit the Security Deposit with Landlord no later than thirty days prior to the Commencement Date. Upon the occurrence of any Event of Default by you, Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrears of Rent or other payments due Landlord hereunder, and any other damage, injury, expense or liability caused by your default, and you shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of the Security Deposit shall be returned to you by Landlord at such time after termination of this Lease when Landlord shall have determined that all your obligations under this Lease have been fulfilled.

ARTICLE VII

USE OF THE PREMISES

7.01 Permitted Use. The Premises shall be used for the sole purpose of the Permitted Use and for no other use or purpose. The Premises may never be used by you, in whole or in part, for a Prohibited Use. You shall at your own cost and expense obtain any and all licenses and permits necessary for any such use. The overnight parking of automobiles, trucks or other vehicles is prohibited. Your trucks and trucks visiting the Premises may only park in the dock areas adjacent to your Premises. The outside storage of property is prohibited. Trash and garbage must be placed in a dumpster in an area specifically designated by Landlord. You agree that you will, at your own cost and expense keep your employees, agents, customers, invitees, and/or licensees from parking on any streets running through or contiguous to the Development. You agree that no washing of any vehicles or other property will take place in the Common Areas. You shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or would disturb or endanger any other tenants of the Building or unreasonably interfere with any tenant’s use of their respective premises or permit any use which would adversely affect the reputation of the Development.

7.02 Tenant’s Due Diligence As To Permitted Use. Landlord makes no (and does hereby expressly disclaim any) covenant, representation or warranty as to the Permitted Use being allowed by or being in compliance with any applicable laws, rules, ordinances or restrictive covenants now or hereafter affecting the Premises, and any zoning letters, copies of zoning ordinances or other information from any governmental agency or other third party provided to you by Landlord or any of Landlord’s agents or employees shall be for informational purposes only, you hereby expressly acknowledging and agreeing that you shall conduct and rely solely on your own due diligence and investigation conducted by you prior to entering in to this Lease with respect to the compliance of the Permitted Use with all such applicable laws, rules, ordinances and restrictive covenants and not on any such information provided by Landlord or any of its agents or employees.

7.03 Compliance With Laws. You covenant to comply with any and all laws, statutes, ordinances and regulations, federal, state, county or municipal, now or hereinafter in force applicable to the Premises relating to the use or occupancy thereof or to the making of repairs thereto required to be made by you pursuant to the terms of this Lease, or of changes, alterations or improvements therein, ordinary or extraordinary, structural or otherwise, seen or unforeseen. You also covenant’ to comply with any and all regulations and rules applicable to the Premises issued by the Board of Fire Underwriters, or by any other body exercising similar functions, and insurance companies writing policies covering the Premises which now or hereafter may become applicable to the Premises. You shall pay all costs, expenses, claims, fines, penalties and damages that may in any manner arise out of or be imposed because of your failure to comply with this Section, and in any event, you agree to indemnify the Landlord from all liability with reference to the same. Landlord and you shall each promptly give notice to the other in writing of any notice of violation received by you or Landlord, respectively.

7.04 Tenant’s Repair and Maintenance Obligations. (a) You shall, at your own cost and expense, keep and maintain all parts of the Premises and such portion of the Development within your exclusive control, in a good, clean, safe and sanitary condition, promptly making all necessary repairs and replacement, whether ordinary or extraordinary, with materials and workmanship of the same character, kind and quality as the original, including but not limited to, windows, glass and plate glass, doors, any special office entries, interior walls and finish work, floors and floor coverings, heating and air conditioning systems, electrical systems and fixtures, life safety systems and equipment, water heaters, dock board, truck doors, dock bumpers, and plumbing work and fixtures. As part of your obligation hereunder, you shall keep the whole of the Premises in a clean and sanitary condition. You will as far as possible keep all parts of the Premises from deteriorating, ordinary wear and tear excepted, and from falling temporarily out of repair, and upon termination of this Lease in any way, you will yield up the Premises to Landlord in its Exit Condition. You shall not damage any dividing wall or disturb the integrity and supports provided by any demising wall and shall, at your sole cost and expense, properly repair any damage or injury to any demising wall caused by you or your employees, agents or invitees, or, at Landlord’s option where such damage requires access to an adjacent premises, such damage may be repaired by Landlord and you shall pay as additional rent the cost of such repair. You shall, at your own cost and expense, as additional rent, pay for the repair of any damage to the Premises, the Building, or the Development resulting from and/or caused in whole or in part by your negligence or misconduct, or the negligence or misconduct of your agents, servants, employees, patrons, customers, or any other person entering upon the Development as a result of your business activities or caused by your default hereunder.

(b) At your own cost and expense, you agree to enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord, for servicing all heating and air conditioning systems and equipment servicing the Premises and an executed copy of such contract shall be delivered to Landlord. This service contract must include all services suggested by the equipment manufacturer within the operations/maintenance manual and must become effective within thirty (30) days of the date you take possession of the Premises. Landlord may (but shall not be required to), upon notice to you, elect to enter into such a maintenance service contract on your behalf or perform the work itself and, in either case, charge you therefore, together with a reasonable charge for overhead.

7.05 Utilities. You agree to pay for all gas, heat, light, power, telephone, and other utilities and services (including trash removal) used on or from the Premises, together with any taxes, penalties and surcharges or the like pertaining thereto and any maintenance charges for utilities and any utility hookup fees. Landlord shall in no event be liable for any interruption or failure of utility services on or to the Premises.

7.06 End of the Term. You covenant that on the last day of the term, you will peaceably and quietly leave and surrender the Premises in its Exit Condition and that all payments required to be made by you in payment of utilities pursuant to Section 7.05 shall have been paid or provision for payment having been made. If you had any permit issued for alterations or improvements, whether consented, to or not by Landlord, then you covenant that as of the last day of the term, such permits will be closed. You shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and you shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. If you fail to arrange such joint inspection, Landlord’s inspection at or after you vacate the Premises shall be conclusively deemed correct for purposes of determining your responsibility for repairs and restoration.

7.07 Hurricane Shutters. If Landlord has provided you with hurricane shutters for your use at the Premises in case of a threat of hurricane, tropical storm, or other adverse weather conditions, then the provisions of this Section shall apply. You agree to store the hurricane shutters in the Premises in accordance with Landlord’s recommendations and you shall be solely responsible for the maintenance and protection of the hurricane shutters, and the replacement of the hurricane shutters in the event of damage, theft or loss. If there is a threat of hurricane, tropical storm, or other adverse weather condition, it shall be your sole responsibility to promptly install the hurricane shutters and to then remove the hurricane shutters after the weather threat has passed. Hurricane shutters shall be installed on the pre-existing bolts installed by Landlord for such purposes and you will not be permitted to drill or install other bolts, nails or other devises in to the exterior of the Building. You shall be solely responsible to monitor weather reports and Landlord shall have no duty to advise you of threat of hurricane, tropical storm or other adverse weather condition nor shall Landlord have any duty or obligation to assist or instruct in your installation or removal of the hurricane shutters. Upon the expiration or earlier termination of the Lease, you shall return the hurricane shutters to Landlord in substantially the same condition in which such hurricane shutters were received, ordinary wear and tear excepted.

ARTICLE VIII

LANDLORD’S OBLIGATIONS

8.01 Repairs and Maintenance. Landlord shall maintain those portions of the Building not within the exclusive possession of tenants in good repair, reasonable wear and tear and any casualty covered by the provisions of Article 12 excepted, making all necessary repairs and replacements, whether ordinary or extraordinary structural or nonstructural, including roof, foundation, walls, downspouts, gutters, regular mowing of any grass, trimming, weed removal and general landscape maintenance, exterior painting, exterior lighting, exterior signs and common sewage plumbing and the maintenance of all paved areas including driveways and alleys. You shall immediately give Landlord written notice of any defect or need for repairs, after which Landlord shall have a reasonable opportunity to repair the same or cure such defect. Landlord’s liability with respect to any defects, repairs, or maintenance or the curing of such defect for which Landlord is responsible under the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect. The term “walls” as used herein shall not include windows, glass or plate glass, doors, special store front or office entry.

8.02 Covenant of Quiet Enjoyment. Landlord covenants that it now has good title to the Premises, free and clear of all liens and encumbrances, excepting only the lien for current taxes not yet due, mortgages now or hereafter of record, zoning ordinances and other building and fire ordinances and governmental regulations relating to the use of such property, and easements, restrictions and other conditions of record. Landlord represents and warrants that it has full authority and right to enter into this Lease and that upon paying the Rent and other charges herein set forth and performing your other covenants and agreements herein set forth, you shall peaceably and quietly have, hold and enjoy the Premises for the term hereof without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease. Landlord agrees to make reasonable efforts to protect you from interference or disturbance by other tenants or third persons; however, Landlord shall not be liable for any such interference or disturbance, nor shall you be released from any of the obligations of this Lease because of such interference or disturbance.

ARTICLE IX

ALTERATIONS AND SIGNAGE

9.01 Alterations. You agree that you will not make any alterations, additions or improvements to the Premises (including, without limitation, the roof and wall penetrations) without the prior written consent of Landlord. If Landlord shall consent to any alterations, additions or improvements proposed by you, you shall construct the same in accordance with all governmental laws, ordinances, rules and regulations and all requirements of Landlord’s and your insurance policies and only in accordance with plans and specifications approved by Landlord. You may, without the consent of Landlord, but at your own cost and expense and in good workmanlike manner erect such shelves, bins, machinery and other trade fixtures as you may deem advisable, without altering the basic character of the Building and without overloading the floor or damaging the Building, and in each case after complying with all applicable governmental laws, ordinances, regulations and other requirements. All shelves, bins, machinery and trade fixtures installed by you may be removed by you prior to the termination of this Lease if you so elect, and shall be removed by the date of termination of this Lease or upon earlier vacating of the Premises if required by Landlord and upon any such removal you agree to repair any damage to the Premises caused by such removal. All such removals and restoration shall be accomplished in a good and workmanlike manner so as not to damage the primary structure or structural qualify of the Building.

9.02 Accounting for Cost of Alterations. As soon as is practical immediately following the completion of any improvements made to the Premises by you, you shall submit to Landlord an itemized statement setting forth the cost of such improvements. Within thirty days of the request of Landlord from time to time made but not more than once in any one calendar year (unless such additional request results from a change in Landlord’s insurance carrier), you shall provide Landlord with a written appraisal of the then current replacement value of the improvements to the Premises made by you. Your failure to submit such written appraisal shall not be an Event of Default, and instead, Landlord shall have the right to estimate the current replacement value of such improvements and any such estimate provided to Landlord’s insurance carrier shall be binding upon you to the extent such improvements are covered under insurance required to be maintained by Landlord.

9.03 Signs and Window Treatment. You agree that you will not install any signs upon the Building, provided, however, that you shall be permitted, at your cost and expense, to install one exterior identification sign on the Building in a place reasonably acceptable to Landlord provided that such sign conforms with the signage criteria for the Development annexed hereto as Exhibit E. Such sign shall be removed by you upon termination of this Lease at which time you shall repair any damage to the Premises caused by such removal. Landlord may from time to time require you to change your identification sign to conform to a revised standard for the Building, provided Landlord pays the cost of removing and replacing such sign. Any sign installed by you shall be maintained by you and kept in good condition and repair. You shall not install drapes, curtains, blinds or any window treatment without Landlord’s prior written consent.

ARTICLE X

LANDLORD ACCESS TO PREMISES

Landlord and Landlord’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times upon reasonable notice for the purpose of showing the same, to prospective purchasers, lenders, insurance adjustors or tenants, and making such alterations, repairs, improvements or additions to the Premises or to the Building (including other tenant spaces), as Landlord may reasonably deem advisable or necessary. Landlord may at any time place on or about the Premises or Building any ordinary “For Sale” signs and Landlord may at any time during the last 180 days of the term hereof place on or about the Premises any ordinary “For Lease” signs. All such activities of Landlord shall be without abatement of Rent or liability to you.

ARTICLE XI

ASSIGNMENT AND SUBLETTING

11.01 Requirement of Landlord Consent. You shall not have the right to assign, sublet, transfer or encumber this Lease, or any interest therein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Any attempted assignment, subletting, transfer or encumbrance by you in violation of the terms and covenants of this Section shall be void. If Landlord consents to an assignment or subletting, as a condition thereto which the parties agree, is reasonable, you shall pay to Landlord any Transfer Premium. Any assignment, subletting or other transfer of your interest in this Lease shall be for an amount equal to the then fair market value of such interest. These covenants shall run with the land and shall bind you and your successors and assigns. No assignment, subletting or other transfer, whether consented to by Landlord or not, shall relieve you of your liability and obligations hereunder. Upon the occurrence of an Event of Default, if the Premises or any part thereof are then assigned or sublet, Landlord, in addition to any other remedies herein provided, may at Landlord’s option collect directly from such assignee or subtenant all rents becoming due to you under such assignment or sublease and apply such rent against any sums due to Landlord for you hereunder, and no such collection shall be construed to constitute a novation or a release of you from the further performance of your obligations hereunder. Any assignee, sublessee or transferee of your interest in (his Lease (all such assignees, sublessees and transferees being hereinafter referred to as “successors”), by assuming your obligations hereunder shall assume, liability to Landlord for all amounts paid to persons other than Landlord by such successors in contravention of the immediately preceding sentence.

11.02 Effect of Unconsented to Assignment or Subletting. An assignment or subletting of your interest in this Lease without Landlord’s specific written prior consent (where Landlord’s consent is required pursuant to the terms of this Lease) shall be an Event of Default curable after a ten day notice period and in addition to all rights and remedies available to Landlord under this Lease, and if Landlord does not elect to terminate the Lease, Landlord shall have the right to increase the monthly base rent to the Holdover Rent amount as if you were holding over during any period of time such unconsented to assignee or subtenant is in possession of any or all of the Premises.

11.03 Sub-Lease Termination; Merger. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by you, the mutual termination or cancellation hereof, or a termination hereof by Landlord for an uncured Event of Default by you, shall automatically terminate any sublease or lesser estate in the Premises, provided, however, Landlord shall, in the event of any such surrender, termination or cancellation, have the option to continue any one or all of any existing subtenancies. Landlord’s failure within 10 days following any such event to make a written election to the contrary by written notice to the holder of any such lesser interest, shall constitute Landlord’s election to have such event constitute the termination of such interest.

11.04 Third Party Payments. You acknowledge that Landlord may not fully scrutinize and examine each Rent or other payment to see that the check submitted in payment is your check and not a third party check. Accordingly, if a third party check is tendered for payment of Rent or any other payment due under this Lease from you, and if such payment is accepted by Landlord, such acceptance shall not confer any rights upon the third party payor or entitle the third party payor to make a claim as an assignee or subtenant of yours nor shall such acceptance entitle the third party payor to occupy the Premises or create a landlord/tenant relationship between the third party payor and Landlord.

11.05 Consent to Sublease. Notwithstanding the provisions of Section 11.01(a) to the contrary, Landlord will consent to a sublease of the Premises, subject to (i) the use of the Premises by the subtenant is consistent with the used of the other tenants of the Development, is consistent with the general nature, character and class of the Development and does not violate any exclusivity grant to any other tenant of the Development, conforms with the terms and conditions of this Lease and does not increase Landlord’s environmental or other liability risks or Landlord’s liability insurance premiums; and (ii) an administrative fee of $500 is paid to Landlord.

ARTICLE XII

INSURANCE

During the term of this Lease, Landlord and you shall carry and maintain the following types of insurance and in the amounts specified in this Article, all as follows:

12.01 Fire and Casualty Damage. Landlord agrees to maintain insurance covering the Building in an amount not less than full insurable value (subject to any applicable deductible) insuring against loss or damage by fire and other hazards included within the term “special causes of loss”, “all risk” or “extended coverage” and against such other hazards as Landlord may deem advisable or which a Superior Mortgagee requires. Such insurance will not, however, insure your personal property. Subject to the provisions of subparagraph 13.01(c) below, such insurance shall be for the sole benefit of Landlord and under its sole control.

12.02 Personal Property. You shall procure and maintain throughout the term of this Lease a policy or policies of insurance, at your sole cost and expense, insuring all personal property situated within the Premises against loss or damage by fire and other hazards included within the term “special causes of loss”, “all risk” or “extended coverage” and against such other hazards as Landlord may reasonably require in the full insurable value.

12.03 Tenant’s Liability Insurance. You shall procure and maintain throughout the term of the Lease a policy or policies of insurance, at your sole cost and expense, insuring both Landlord and you (and, if requested by Landlord, insuring the Superior Mortgagee) against all claims, demands or actions arising out of or in connection with: (i) the Premises; (ii) the condition of the Premises; (iii) your operations in and maintenance and use of the Premises; and (iv) your liability assumed under this Lease, the limits of such policy or policies to be in the amount of not less than $2,000,000 per occurrence and $2,000,000 in the aggregate in respect to injury to persons (including death), and in the amount of not less than $250,000 per occurrence in respect to property damage or destruction, including loss of use thereof. If Landlord has also obtained comprehensive liability insurance, then the insurance required to be maintained by you pursuant to this Section shall be primary and non contributing with respect to any policies carried by Landlord and any coverage carried by Landlord shall be excess insurance.

12.04 Workers’ Compensation and Employer Liability Insurance. You shall procure and maintain throughout the term of the Lease a policy or policies of insurance, at your sole cost and expense, all workers’ compensation coverage as required by law and employer’s liability insurance.

12.05 Proof of Insurance. Insurance required to be procured and maintained by you pursuant to this Article shall be procured by you from responsible insurance companies satisfactory to Landlord. Certificate(s) of insurance reasonably acceptable to Landlord evidencing your compliance with the provisions of Sections 12.02, 12.03 and 12.04 shall be delivered to Landlord prior to the Commencement Date. Not less than fifteen (15) days prior to the expiration date of any such policies, updated certificate(s) of insurance shall be delivered to Landlord. Such policies shall further provide that not less than thirty (30) days written notice shall be given to Landlord before such policy may be canceled or changed to reduce insurance provided thereby.

12.06 Waiver of Subrogation. To the maximum extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and you each waive any right to recover against the other on account of any and all claims Landlord or you may have against the other with respect to property insurance actually carried, or required to be carried hereunder, to the extent of the proceeds (and deductible) realized from such insurance coverage. Notwithstanding the preceding, if the damage or destruction to the Building was caused by your negligence, then you agree, upon demand, to reimburse Landlord for the deductible expended by Landlord under Landlord’s policy of insurance (but not in excess of $10,000) to repair or rebuild the Building or part thereof after such damage or destruction.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.01 Damage or Destruction. (a) If the Building should be totally destroyed by fire, tornado or other casualty, or if the Building should be so damaged thereby that rebuilding or repairs cannot in Landlord’s reasonable estimation be completed within the Restoration Period, this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

(b) If the Building should be damaged by any peril covered by insurance to be provided by Landlord under Section 12.01, but only to such extent that rebuilding or repairs can in Landlord’s estimation be completed within the Restoration Period, this Lease shall not terminate, and Landlord shall at its sole cost and expense thereupon proceed with reasonable diligence to rebuild and repair the Building to substantially the condition in which it existed prior to such damage, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises by you except that Landlord may elect not to rebuild if such damage occurs during the last year of the term of the Lease exclusive of any option which is unexercised at the time of such damage. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be reduced to such extent as may be fair and reasonable under all of the circumstances. If Landlord should fail to complete the repairs and rebuilding within the Restoration Period, you may, at your option, terminate this Lease by delivering written notice of termination to Landlord as your exclusive remedy, whereupon all rights and or obligations hereunder shall cease and terminate. Should construction be delayed because of changes, deletions, or additions in construction requested by you, strikes, lockouts, casualties, acts of God, war, material or labor shortages, governmental regulation or control or other causes beyond the reasonable control of Landlord, the Restoration Period shall be extended for the time Landlord is so delayed.

(c) Notwithstanding anything herein to the contrary, if a Superior Mortgagee requires that the insurance proceeds be applied to the indebtedness secured by a mortgage encumbering the Building, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to you within fifteen (15) days after such requirement is made by the Superior Mortgagee, whereupon all rights and obligations hereunder shall cease and terminate.

13.02 Condemnation. If the whole or any substantial part of the Premises or Building should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, this Lease shall terminate effective when the legal taking or private purchase in lieu thereof shall occur. If less than the whole or less than a substantial part of the Premises or Building is thus taken or sold, Landlord may nonetheless terminate this Lease by giving written notice to you in which event this Lease shall terminate effective when the legal taking or private purchase in lieu thereof shall occur. If this Lease is not terminated upon such taking or private sale in lieu thereof, the Rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances and Landlord shall undertake to restore the Premises to a condition suitable for your use, as near to the condition thereof immediately prior to such taking as is reasonably feasible under all the circumstances. All amounts awarded from the legal taking or private purchase in lieu thereof shall belong to Landlord and you shall not be entitled to and you expressly waive any claim to any of such proceeds, provided, however, you shall be entitled to pursue a separate claim for your trade fixtures paid for by you and for relocation expenses.

ARTICLE XIV

LANDLORD’S LIABILITY

14.01 Liability and Indemnification. Landlord shall not be liable to you or your employees, agents, patrons or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Premises, resulting from and/or caused in part or whole by your negligence or misconduct or by the negligence or misconduct of your agents, servants or employees or any other person entering upon the Premises, or caused by the buildings and improvements located on the Premises becoming out of repair, or caused by leakage of gas, oil, water or steam or by electricity emanating from the Premises, or due to any cause whatsoever other than the intentional acts of Landlord, and you hereby covenant and agree that you will at all times indemnify and hold safe and harmless the Building, the Landlord, Landlord’s agents and employees from any loss, liability, claims, suits, costs, expenses, including without limitation attorney’s fees and damages, both real and alleged, arising out of any such damage or injury; except injury to persons or damage to property the sole cause of which is the gross negligence of Landlord or the failure of Landlord to repair any part of the Building which Landlord is obligated to repair and maintain hereunder within a reasonable time after the receipt of written notice from you of needed repairs.

14.02 Tenant Remedies. In the event of any default by Landlord, your exclusive remedy shall be an action for damages, but prior to any such action you must give Landlord written notice specifying such default with particularity, and Landlord shall thereupon have thirty days in which to commence to cure such default and proceed diligently thereafter to cure such default. Unless and until Landlord fails to commence to cure such default with such thirty day period and to proceed diligently thereafter to cure such default, you shall not have any remedy or cause of action by reason thereof.

14.03 Limitation on Liability. If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and if as a consequence of such default you shall recover a money judgement against Landlord, such judgement shall be satisfied only out of the proceeds of sale received upon execution of such judgement and levied thereon against the right, title and interest of Landlord in the Realty and out of the rents or other income from the Realty receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in the Realty, subject, nevertheless, to the rights of a Superior Mortgagee, and neither Landlord nor any of the stockholders, partners or members comprising the entity which is Landlord herein shall be liable for any deficiency.

ARTICLE XV

TENANT DEFAULT

Upon the occurrence of an Event of Default and in addition to all rights or remedies afforded to Landlord elsewhere in this Lease or at law or in equity, Landlord shall have the following rights and remedies:

15.01 Retake Possession of the Premises and or Termination. Upon the occurrence of an Event of Default, Landlord shall have the immediate right to reenter the Premises, either by summary proceedings or without summary proceedings if such reentry can be done peaceably, and to disposses you and all other occupants from the Premises and remove and dispose of all property situated within the Premises, or at Landlord’s election, to store such property in a public warehouse or elsewhere at your cost and for your account, all without any service of notice of intention to reenter and with or without resort to legal process (which requirement of legal process is hereby waived by you as long as such reentry can be done peaceably) and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. Upon the occurrence of any such Event of Default, Landlord shall also have the right, at its option, in addition to and not in limitation of any other right or remedy available under this Lease or at law or in equity, to terminate this Lease by giving you notice of cancellation and upon the mailing of such notice, this Lease and the Term shall end and expire as fully and completely as if the date of said notice were the date herein definitely fixed for the end and expiration of this Lease and the Term and thereupon, unless Landlord shall have previously elected to reenter the Premises, Landlord shall have the immediate right of reentry in the manner aforesaid, and you and all other occupants shall quit and surrender the Premises to Landlord but you shall remain liable to Landlord as set forth herein. No reentry or taking possession of the Premises or acceptance of keys to the Premises voluntarily given by you following an Event of Default, shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of such intention be given by Landlord to you or unless the termination thereof shall result as a matter of law or be decreed by a court of competent jurisdiction. Notwithstanding any retaking of possession for your account or reletting for your account, Landlord may at any time thereafter elect to terminate this Lease.

15.02 Reletting of the Premises. If by reason of the occurrence of an Event of Default, the Term shall end before the date originally fixed herein, or if by reason of an Event of Default Landlord retook possession of the Premises without an early termination of the Lease and the Term, or if you are ejected, dispossessed, or removed from the Premises by summary proceedings or in any other manner as a result of an Event of Default, Landlord at any time thereafter may relet all or a part of the Premises, either in the name of Landlord or as agent for you, for a term or terms which, at Landlord’s option may be less than or exceed the period of the remainder of the Term or which otherwise would have constituted the balance of the Term has such Term not been sooner terminated and grant concessions and free Rent. Landlord shall in no event be liable in any way for Landlord’s failure to relet the Premises or to collect any rent receivable from such reletting. Landlord is hereby authorized and empowered to make such repairs, alterations, subdivisions or other preparations for the reletting of the Premises as Landlord deems fit, advisable and necessary, without in any way releasing you from any liability hereunder. Landlord shall receive the rents from such reletting and apply the same, first, to the payment of any monetary obligation due under this Lease other than Rent, second to the payment of any expenses as Landlord may have incurred in connection with reentering, ejecting removing, dispossessing, reletting, altering, repairing, subdividing or otherwise preparing the Premises for reletting, including reasonable brokerage and reasonable attorney fees, and the residue, if any, Landlord shall apply to your fulfillment of the terms, conditions and covenants hereunder and you waive any right to the surplus, if any. The residue, if any, is herein referred to as the “net rents received by Landlord from reletting”.

15.03 Damages for Rent. In addition to any damages for unpaid Rent and any additional rent that accrues up until the time that Landlord regains possession of the Premises, you shall be liable for and shall pay to Landlord as damages any deficiency between the Rent reserved herein and the net rents received by Landlord from reletting, if any, for each month of the period which otherwise would have constituted the balance of the Term. You shall pay such deficiency on an accelerated basis as provided for herein or, at Landlord’s sole option, in monthly installments on the due date for such Rent installment as specified in this Lease, and any suit or proceeding brought to collect the deficiency for any month, either during the Term or after any termination thereof, shall not prejudice or preclude in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar suit or proceeding. Unless Landlord elects to forego the acceleration of Rent, accelerated Rent shall be calculated as the present value of the Rent due for the remainder of the Term or, in the case of a termination, which would have been due for the remainder of the Term had such Term not been sooner terminated as a result of the Event of Default. For these purposes, the discount rate to be used for purposes of calculating the present value shall be the average rate established and announced for United States Treasury Bills, with a maturity of thirteen weeks at the four weekly auctions held immediately prior to the date that Landlord obtained possession of the Premises. Landlord shall, however, account to you for the net rents received by Landlord from reletting on a monthly basis only if you have paid to Landlord the damages recoverable by Landlord from you as provided for herein and only to the extent of such payments.

15.04 Landlord’s Self Help Remedy. If an Event of Default occurs and if Landlord elects not to reenter the Premises to take possession, then notwithstanding, Landlord shall have the right to enter upon the Premises, without being liable for prosecution or any claim for damages therefore, and do whatever you were obligated to do under the terms of this Lease to cure the Event of Default, and you agree to reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with your obligations under this Lease, and you further agree that Landlord shall not be liable for any damages resulting to you from such action, whether caused by the negligence of Landlord or otherwise.

15.05 Late Charges/NSF Checks. If you fail to pay any installment of Rent hereunder as when such installment is due, or if you fail to pay any additional rent or any other payment required to be made by you to Landlord hereunder, then to help defray the additional cost to Landlord for processing such late payment, you agree to pay to Landlord a late charge in an amount equal to five (5%) percent of such installment or payment. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. If your check, given to Landlord in payment, is returned by the bank for non-payment, you agree to pay all expenses incurred by Landlord as a result thereof.

ARTICLE XVI

RIGHTS RESERVED TO LANDLORD

In addition to any other rights reserved to Landlord pursuant to this Lease, Landlord reserves and may exercise the following rights without affecting your obligations hereunder: (a) to change the name or the street address of the Building or the Development; (b) to install and maintain a sign or signs on the exterior of the Building or the Development; (c) to designate all sources furnishing sign painting and lettering, lamps and bulbs used on the Premises; and (d) to retain at all times pass keys to the Premises.

ARTICLE XVII

OMITTED

ARTICLE XVIII

ESTOPPEL STATEMENT, SUBORDINATION AND ATTORNMENT

18.01 Estoppel Statement. You shall, without charge, at any time and from time to time, within ten (10) days after receipt by you of written request made by Landlord or made by any Superior Mortgagee (or prospective Superior Mortgagee), deliver, in recordable form, a duly executed and acknowledged certificate or statement to the party requesting said certificate or statement or to any other person, firm, corporation or other entity designated by Landlord, certifying: (a) that this Lease is unmodified and in full force and effect, or, if there has been any modification, that the same is in full force and effect as modified, and stating any such modification; (b) the Commencement Date and Expiration Date of this Lease; (c) that Rent is paid currently without any offset or defense thereto; (d) the dates to which Rent has been paid, and the amount of Rent, if any, paid in advance; (e) whether or not there is then existing any claim of Landlord’s default hereunder and, if so, specifying the nature thereof; and (f) any other matters relating to the status of this Lease as shall be reasonably requested from time to time; provided that, in fact, such facts are accurate and ascertainable.

18.02 Subordination. You are accepting this Lease subject and subordinate to any mortgage and/or deed of trust now or at any time hereafter constituting a lien or charge upon the Building or the Premises, without the necessity of any act or execution of any additional instrument of subordination; provided, however, that if the mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have your interest in this Lease superior to any such instrument, then by notice to you from such mortgagee, trustee or holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage or deed of trust. You shall at any time hereafter within ten days of demand, execute any instruments, releases or other documents which may be required by any Superior Mortgagee for the purpose of evidencing the subjection and subordination of this Lease to the lien of any such mortgage or for the purpose of evidencing the superiority of this Lease to the lien of any such mortgage as may be the case.

18.03 Attornment. If a Superior Mortgagee or any other party succeeds to the interest of Landlord under the Lease in any manner, including but not limited to foreclosure, exercise of any power of sale, succession by deed in lieu or other conveyance (a “Succession”), then upon written notice from the Superior Mortgagee or other party succeeding to the interest of Landlord under the Lease (the “New Landlord”), you will attorn to and be bound to the New Landlord upon such Succession and will recognize the New Landlord as the landlord under the Lease. Such attornment is effective and self-operative without the execution of any further instrument. Upon the request of the New Landlord, you will sign and deliver any instruments reasonably requested to evidence such attornment. You waive the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give you any right or election to terminate or otherwise adversely affect the Lease and your obligations hereunder as a result of any such Succession. Upon any Succession, the New Landlord shall not be (a) liable for any act or omission of the Landlord under the Lease occurring prior to the Succession, (b) subject to any offsets or defenses which you may have against Landlord arising or occurring prior to the Succession, or (c) bound by any rent or additional rent which you may have paid to Landlord for more than the current month.

18.04 Superior Mortgagee Cure Rights. No act or failure to act on the part of Landlord which would entitle you, under the express terms of this Lease or by law, to be relieved of your obligations under this Lease or to terminate this Lease, shall result in a release of such obligations or a termination of this Lease unless: (i) You have given notice by certified mail, return receipt requested, to the Superior Mortgagee; and (ii) you offer the Superior Mortgagee an opportunity to cure such default within thirty (30) days next following receipt of such notice, or if such default cannot be cured within thirty days, to commence to cure the default within the thirty day period and to proceed diligently thereafter to cure the default.

18.05 Remedies. Your failure to execute any statements or instruments necessary or desirable to effectuate the foregoing provisions of this Article within the time limits specified in this Article (which time limits are not subject to any grace period), shall constitute an Event of Default. In the event of such failure, Landlord, in addition to any other rights or remedies it might have, shall have the right by not less than ten (10) days’ notice to you to declare this Lease terminated and the term ended, in which event this Lease shall cease and terminate on the date specified in such notice with the same force and effect as though the date set forth in such notice were the date originally set forth herein and fixed for the expiration of the term; upon such termination you shall vacate and surrender the Premises, but shall remain liable for all obligations arising during the original stated term as provided in this Lease by reason of said Event of Default.

ARTICLE XIX

MECHANICS LIENS

You (the Tenant) shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind the interests of Landlord in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with you, including those who may furnish materials or perform labor for any construction or repairs and nothing contained in this Lease shall be construed as a consent on the part of the Landlord to subject the estate of the Landlord to liability under the Construction Lien Law of the State of Florida, it being expressly understood that the Landlord’s estate shall not be subject to liens for improvements made by you and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to you by this instrument. You covenant and agree that you will pay or cause to be paid all sums legally due and payable by you on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that you will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against (he right, title and interest of the Landlord in the Premises or under the terms of this Lease. You agree to give Landlord immediate written notice if any lien or encumbrance is placed on the Premises.

Notwithstanding any provision of this Lease relating to improvements, additions, alterations, repairs or reconstruction of or to the Premises, you and the Landlord each agree and confirm that: (i) Landlord has not consented nor will Landlord ever consent to the furnishing of any labor or materials to the Premises that would or may result in any mechanic’s or materialman’s lien attaching to Landlord’s interest in the Premises; (ii) You are not the agent of Landlord for the purposes of any such improvements, additions, alterations, repairs or reconstruction; and (iii) except as expressly provided herein, Landlord has retained no control over the manner in which any such improvements, additions, alterations, repairs or reconstruction are accomplished, and has made no agreement to make or be responsible for any payment to or for the benefit of any person furnishing labor or materials in connection (herewith. No one furnishing labor or materials to or for your account shall be entitled to claim any lien against the interest of Landlord in the Premises and such entities shall look solely to you and your leasehold interest under this Lease for the satisfaction of any such claims.

You shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by you in the Premises. If any such taxes for which you are liable are levied or assessed against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture or fixtures placed by you in the Premises, and Landlord elects to pay the taxes based on such increase, you shall pay to Landlord upon demand that part of such taxes.

ARTICLE XX

NOTICES

Each provision of this instrument or of any applicable governmental laws, ordinances, regulations and other requirements with reference to the sending, mailing or delivery of any notice shall be deemed to be complied with when and if the following steps are taken:

(a) Unless specifically stated to the contrary in this Lease, any notice, demand, request or other instrument which may be or is required to be given by you under this Lease or by law shall be in writing and sent by United States certified mail, return receipt requested, postage prepaid or by recognized overnight delivery service, and shall be deemed to have been given upon receipt of same by Landlord; or, if required to be given by Landlord under this Lease or by law, such notice, demand, request or other instrument shall be in writing and sent by United States certified mail, return receipt requested, postage prepaid, by recognized overnight delivery service, by personal delivery or by other comparably reliable means, and shall be deemed to have been given upon receipt of same by you; and shall be addressed (a) if to Landlord c/o Premier Commercial Realty, Inc., 2100 Park Central Boulevard North, Suite 900, Pompano Beach, Florida 33064 or at such other address as Landlord may designate by written notice, together with copies thereof to such other parties designated by Landlord; or (b) if to you at the Premises address, or such other address as you shall designate by written notice, provided, however, prior to the Commencement Date, notices to you shall be sent to 2049 High Ridge Road, Boynton Beach, Florida 33426.

(b) If and when included within the term “Landlord”, or “Tenant”, as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payments. All parties included within the terms “Landlord” and “Tenant”

respectively, shall be bound by notices given in accordance with the provisions of this paragraph to the same effect as if each had received such notice.

ARTICLE XXI

MISCELLANEOUS

21.01 Words of any gender used in this Lease shall be held or construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

21.02 The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided. Landlord shall have the right to assign any of its rights and obligations under this Lease and Landlord’s grantee or Landlord’s successor, as the case may be, shall upon such assignment, become Landlord hereunder, thereby freeing and relieving the grantor or assignor, as the case may be, of all covenants and obligations of Landlord hereunder. Nothing herein contained shall give any other tenant in the Building any enforceable rights either against Landlord or you as a result of the covenants and obligations of either party set forth herein. If there is more than one tenant, your obligation shall be joint and several. Any indemnification of, insurance of, or option granted to Landlord shall also include or be exercisable by Landlord’s agents and employees.

21.03 The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

21.04 This Lease constitutes the entire understanding and agreement between you and the Landlord with respect to the subject matter of this Lease, and contains all of the covenants and agreements of Landlord and you with respect thereto. You and the Landlord each acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by Landlord or you, or anyone acting on behalf of Landlord or you, which are not contained herein, and any prior agreements, promises, negotiations, or representations not expressly set forth in this Lease are of no force or effect. You have not relied upon any representation of Landlord or its agents, other than items contained in this Lease, as an inducement to enter into this Lease. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or you unless reduced to writing and signed by each party (which signatures may be by facsimile transmission and such facsimile transmission shall be deemed to be an original as to any such alteration, amendment, change or addition to this Lease).

21.05 All of your obligations not fully performed as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the term, including without limitation, all payment obligations with respect to Operating Costs and all obligations concerning the condition of the Premises. Upon the expiration or earlier termination of the term, and prior to you vacating the Premises, you shall pay to Landlord any amount reasonably estimated by Landlord as necessary to put the Premises, including without limitation heating and air conditioning systems and equipment therein, in its Exit Condition. Any work required to be done by you prior to your vacation of the Premises which has not been completed upon such vacation, shall be completed by Landlord and billed to you at cost, which cost may include any construction management fee required to be paid by Landlord to Landlord’s property manager. You shall also, prior to vacating the Premises, pay to Landlord the amount, as estimated by Landlord, of your obligation hereunder for Operating Costs. All such amounts shall be used and held by Landlord for payment of your obligations hereunder, with you being liable for any additional costs therefore upon demand by Landlord, or with any excess to be returned to you after all such obligations have been determined and satisfied, as the case may be.

21.06 If any clause, provision or portion of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable under applicable law, such event shall not affect, impair or render invalid or unenforceable the remainder of this Lease nor any other clause, phrase, provision or portion hereof, nor shall if affect the application of any clause, phrase, provision or portion hereof to other persons or circumstances, and it is also the intention of the parties to this Lease that in lieu of each such phrase, provision or portion of this Lease that is invalid or unenforceable, there be added as a part of this Lease, a clause, phrase, provision or portion which is valid.

21.07 Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound hereby until its delivery to you of an executed copy hereof signed by Landlord, already having been signed by you, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Execution of this Lease by you shall be irrevocable for a period of fifteen (15) business days immediately following delivery to Landlord. Notwithstanding anything contained herein to the contrary Landlord may withhold delivery of possession of the Premises from you until such time as you have paid to Landlord the first month’s Rent as required hereunder, and any other sums required hereunder and delivered to Landlord the certificate(s) of insurance required to be provided by you hereunder.

21.08 Whenever a time period is prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computations for any such time period, any delays due to causes beyond the control of Landlord.

21.09 If Landlord desires to finance, refinance, or sell the Building, the Development or any part thereof, you agree to, at the request of Landlord, deliver to any potential lender or purchaser designated by Landlord such financial statements of yours as may be reasonably required by such lender or purchaser, including but not limited to your financial statements for the past 3 years. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

21.10 You represent and warrant that you have dealt with no broker, agent or other person in connection with this transaction, and that no broker, agent or other person brought about this transaction, other than Landlord’s Broker and Tenant’s Broker and you agree to indemnify and hold

Landlord harmless from and against any and all claims to pay any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with you with regard to this leasing transaction.

21.11 Landlord and you each waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and you or your use and occupancy of the Premises.

21.12 If any party brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the prevailing party in any such proceeding shall be entitled to reasonable attorneys’ fees and court costs.

21.13 This Lease may be executed in any number of counterparts, each of which, when executed, shall be deemed to be one and the same instrument.

ARTICLE XXII

PUBLIC ACCOMMODATION LAWS

Responsibility for compliance of the Premises with any and all Public Accommodation Laws is hereby allocated among the parties as follows: (i) Landlord shall be responsible for providing that the Common Areas and the Interior Modifications are in compliance with the Public Accommodations Laws; and (ii) you shall be responsible for compliance with the Public Accommodations Laws with respect to any special use of the Premises by you and with respect to any alterations or improvements made to the Premises by you. You agree to complete any and all alterations, modifications or improvements to the Premises necessary in order to comply with all Public Accommodation Laws during the term of this Lease if the responsibility for compliance has been allocated to you under this Section. Each party shall indemnify, defend and hold harmless the other from and against any and all claims, liabilities, fines, penalties, losses and expenses, including attorneys fees, arising in connection with such party’s failure to comply with the provisions of this Section. Notwithstanding, Landlord’s indemnification obligation under this Section shall not be binding upon a Superior Mortgagee or the successor or assign of a Superior Mortgagee.

ARTICLE XXIII

ENVIRONMENTAL MATTERS

23.01 Environmental Matters. You hereby agree that: (i) no activity will be conducted on the Premises that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of your business (the “Permitted Activities”) provided said Permitted Activities are conducted in accordance with all Environmental Laws and have been expressly approved in advance in writing by Landlord and provided that you have obtained all applicable permits and licenses; (ii) the Premises will not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that are used in the ordinary course of your business (the “Permitted Materials”) provided such Permitted Materials are properly labeled and stored in a manner and location meeting all Environmental Laws and approved in advance in writing by Landlord; (iii) no portion of the Premises or the common areas of the Development will be used by you as a landfill or dump; (iv) You will not install any underground tanks of any type in the common areas of the Development; (v) You will not cause any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute, a public or private nuisance; (vi) You will not bring any Hazardous Substances onto the Premises, except for the Permitted Materials described below and if so brought or found located thereon, the same shall be immediately removed, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environment Laws. If, at any time during or after the term of this Lease, the Premises is found to be so contaminated or subject to said conditions, you agree to indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by you. The foregoing indemnification shall survive the termination or expiration of this Lease.

23.02 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

ARTICLE XXIV

SPECIAL MATTERS

24.01 Termination of Existing Lease. You currently occupy the 2049 High Ridge Road premises under a lease with Landlord (as successor by assignment to Boynton Industrial Realty Corporation) (hereinafter the “Existing Lease”). Landlord and you agree that the Existing Lease will terminate as of the fifteenth day immediately following the Commencement Date and that during such fifteen day period immediately following the Commencement Date you shall not be required to pay Rent under the Existing Lease. You shall deliver possession of the 2049 High Ridge Road premises to the Landlord no later than the fifteenth day immediately following the Commencement Date and in the condition required under the Existing Lease.

Each and every term and provision of this Lease and all exhibits attached hereto, is agreed to by you, the Tenant, on Nov 8, 2002.

(Witnesses as to Tenant)	VITACOST.COM, INC., a Delaware corporation

/s/ R. M. Brolin	By:	/s/ Wayne Gorsek
/s/ Marylou E. Vogel	Print Name:	Wayne Gorsek
	Print Title:	CEO

Each and every term and provision of this Lease and all exhibits attached hereto, is agreed to by the Landlord on Nov 19, 2002.

(Witnesses as to Landlord)	PREMIER GATEWAY CENTER AT QUANTUM LLP, a Florida limited liability partnership

/s/ Carol Perez	By:	/s/ Illegible
/s/ Illegible

/s/ Carol Perez	By:	/s/ Illegible
/s/ Illegible

EXHIBITS TO ATTACH:

Exhibit A	Site Plan of Development
Exhibit A-l	Legal description of the Realty
Exhibit B	Location of Premises Within Building
Exhibit C	Construction Work Letter
Exhibit D	Moveout Standards
Exhibit E	Signage Criteria

Exhibit A

High Ridge Road
Quantum Lane
Building 4
73,175 SF
Building 5
57,631 SF
Building 6
57,631 SF
Building 7
80,131 SF
Seaboard Railway
N

EXHIBIT A-1

LEGAL DESCRIPTION OF THE REALTY

Lot 70, QUANTUM PARK AT BOYNTON BEACH, P.I.D. PLAT NO. 9, according to the Plat thereof as recorded in Plat Book 60, Page 32 through 33 of the Public Records of Palm Beach County, Florida.

Exhibit B

QUANTUM LANE
BUILDING I
ANDSCAPE BUFFER
EX. 10" VCP
EX. 72" CMP
EX. 21" CMP
EX. 24" CMP
EX. 8"
UTILITY EASEMENT
9 SPACES @ 9'
14 SPACES @ 9'
10 SPACES @ 9'
12 SPACES @ 9'
33 SPACES @ 9'
165'
225'
460'
140'
58'
99'
50'R
30'R
45'R
FH
FIRE DEPT. CONNECTION
LOADING AREA
LOADING SPACE (TYP.)
EX. TRANSFORMER PAD

EXHIBIT C

CONSTRUCTION WORK LETTER

INTERIOR PARTITIONS

Standard interior office partitions shall be metal studs 3-1/2”, 25 gauge with 1/2” gypsum board on each side. Standard ceiling height shall be 9’-0” with all interior partitions connected to the bottom of the ceiling. All gypsum board partitions shall be taped, bedded, floated and painted with water base latex paint. Colors may be selected by Tenant with final approval by Landlord.

DOORS

All interior doors shall be solid core, prehung doors, 1-3/4” thick, 3’-0 x 6’-8” in height, painted including frames painted.

HARDWARE

Passage sets to be provided on all doors. Schlage or equal, ADA compatible. All doors to have one (1) door stop. All hardware finishes must match building standard. All hardware finishes must match building standard. (No locksets are provided unless specifically noted).

CEILINGS

Office area ceilings are suspended 2’ x 4’ acoustical tile, Armstrong Cortega, with exposed metal tee suspension system. Suspension system ceiling shall be Chicago Metallic or Donn Products, with white baked enamel finish, or equal.

LIGHTING

Standard lighting in office areas shall be accomplished by 2’ x 4’ lay in diffused florescent fixtures with 3 bulbs, approximately 1 fixture per 80 square feet. Warehouse lighting to be one, 400 watt metal halide fixture per warehouse bay or fraction thereof.

CARPETING

Carpeting to be provided throughout the tenant space 22 Ounce Glue Down. Color to be selected by Tenant. Hollytex, Design Weave, Aladdin, or equivalent. Vinyl Base in a color selected by Tenant will be installed on all interior walls.

EXHIBIT D

MOVEOUT STANDARDS

Exit Condition includes the following:

Lights	Office and warehouse lights will be fully operational with all bulbs functioning

Dock Levelers & Roll Up Doors	In good working condition

Dock Seals	Free of tears and broken backboards repaired

Warehouse Floor	Free of stains and swept with no racking bolts and other protrusions left in floor. Cracks should be repaired with an epoxy or polymer

Tenant installed equipment & wiring	Removed (including removing all air lines, junction boxes, conduit, etc.) and space turned to original condition when originally leased

Walls	Sheetrock (drywall) damage should be patched and fire-taped so that there are no holes in either office or warehouse

Roof	Any Tenant installed equipment must be removed and roof penetrations properly repaired by licensed roofing contractor (if roof is under warranty then it must be by the warranting roofing contractor)

Signs	All exterior signs must be removed and holes patched and paint touched up as necessary. All window signs must be removed

HVAC	A written report from a licensed HVAC contractor within the last three months stating that all evaporative coolers and/or heaters within the warehouse are operational and safe and that the office HVAC system is also in good and safe operating condition

Overall Cleanliness	Clean windows, sanitize bathroom(s), vacuum carpets, and remove any and all debris from office and warehouse. Remove all pallets and debris from exterior of Premises

Upon Completion	Contact Landlord’s property manager to coordinate date of turning off power, turning in keys, and obtaining final Landlord inspection of Premises

Sign Criteria for Premier Gateway Center at Quantum

Tenant Primary Sign

•	Location – on tombstone above entrance

•	Sign Size – 5’ x 24’ area as indicated in sign package

•	Letter Size – Maximum 2’ high

•	Letter Color – Black

•	Letter Font – All is minion condensed bold, or primary is minion condensed bold and secondary is Helvetica condensed bold

•	Letter Type – 1/4” to 1/3” thick aluminum, painted black

Logo’s and Variations to be approved by Landlord and Quantum Property Owner’s Association, if applicable.

Clarification of Lease Terms

CLARIFICATION OF LEASE TERMS

Landlord:	Premier Gateway Center at Quantum LLP, a Florida limited liability partnership

Tenant:	VitaCost.com, Inc., a Delaware corporation

Premises:	Approximately 30,278 r.s.f. of space within Premier Commerce Center at Quantum Building Four

Lease:	Lease Agreement dated November 19, 2002 between Landlord and Tenant

WHEREAS, Tenant and Landlord entered in to the Lease for the Premises; and

WHEREAS, the parties, by their execution of this Clarification of Lease Terms, are now in a position to clarify the terms of the Lease.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound hereby, covenant and agree as follows:

1. The post office address assigned to the Premises by the City of Boynton Beach is 2055 High Ridge Road, Boynton Beach, Florida 33426.

2. The Lease term commenced on April 25, 2003.

3. The Rent Commencement Date is established to be April 25, 2003.

4. The first Lease Year is comprised of the period May 1, 2003 to April 30, 2004 and thereafter, each succeeding Lease Year runs from May 1 through the last day of April of the immediately following year.

5. The Adjustment Date is established to be each May 1 falling within the term beginning with the May 1, 2004 Adjustment

Tenant’s Initials KD      Landlord’s Initials ES/JA

Clarification of Lease Terms

Date.

6. The Expiration Date (subject to extension pursuant to the proper exercise of any options to extend granted to Tenant under the Lease) is established as April 30, 2008.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Clarification of Lease Terms to be duly executed as of April 25, 2003.

TENANT:

(Witnesses)	VITACOST.COM, INC., a Delaware corporation
/s/ Illegible

/s/ Illegible

	By:	/s/ Vitacost

Print name:	Kerry Danchak
Print title:	VP OF OPERATION

LANDLORD:

PREMIER GATEWAY CENTER AT QUANTUM LLP, a Florida limited liability partnership
(Witnesses as to Landlord)

/s/ Carol Perez

/s/ Illegible

	By:	/s/ Jack Azout
/s/ Carol Perez		Jack Azout, Trustee, Partner

/s/ Illegible	By:	/s/ Erwin Sredni
Erwin Sredni, Partner